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HMN FINANCIAL, INC.
101 North Broadway
Spring Valley, MN 55975
Phone 507-346-7345
Fax 507-346-1111



NEWS RELEASE   CONTACT:  James B. Gardner,
                         Executive Vice President
                         HMN Financial, Inc. (507) 346-7345

                         Kathy L. Baker, Investor Relations
                         Marshalltown Financial Corporation
                         (515) 754-6000

                         FOR IMMEDIATE RELEASE



HMN FINANCIAL, INC. AND MARSHALLTOWN FINANCIAL CORPORATION
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JOINTLY ANNOUNCE APPROVAL BY OFFICE OF THRIFT SUPERVISION OF
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MERGER
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     SPRING VALLEY, MINNESOTA, November 19, 1997 . . . HMN Financial, Inc. (HMN) (NASDAQ:HMNF), the thrift holding company for Home Federal Savings Bank, and Marshalltown Financial Corporation (MFC) (NASDAQ:MFCX), the thrift holding company for Marshalltown Savings Bank, FSB, are pleased to announce that the Office of Thrift Supervision has approved the merger of HMN Financial, Inc. and Marshalltown Financial Corporation. The actual merger will be completed in December of 1997, following a mandatory waiting period of 15 days.

     Under the Agreement and Plan of Merger (the Agreement), HMN will acquire in a cash transaction valued at $25.9 million, or $17.51 per share, all outstanding shares of MFC's common stock. At September 30, 1997, MFC had total assets of $125.5 million, deposits of $103.7 million and shareholders' equity of $20.3 million. Marshalltown Savings Bank, FSB operates full service retail banking facilities in Marshalltown and Toledo, Iowa.

     HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Spring Valley, MN. Home Federal Savings Bank operates seven offices in southern Minnesota and a mortgage banking office in Eden Prairie, Minnesota.

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